	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP NAMES JAMES B. SKAGGS AS BOARD CHAIRMAN

SEGUIN, Texas, May 5, 2011 -- Alamo Group Inc. (NYSE: ALG) announced today that its Board of Directors is pleased to appoint James B. Skaggs as Chairman of the Board.  Mr. Skaggs fills the position created by the retirement of Donald J. Douglass, Founder and Chairman Emeritus, at the adjournment of the Annual Shareholders meeting.

Mr. Skaggs has been a director of the Company since 1996.  He has served on the Board in various capacities over the years, most recently as Chairman of the Compensation Committee and Interim Audit Committee Chair.  The Board has determined that Mr. Skaggs is independent under the Company’s Corporate Governance Guideline and NYSE listing requirements.

Mr. Skaggs retired as Chairman of the Board, Chief Executive Officer and President of Tracor, Inc. ($1.3 billion in sales) in June 1998.  Tracor provided technology products and services to governmental and commercial customers worldwide in the area of information systems, aerospace, defense and systems engineering.  Mr. Skaggs professional background includes over 40 years of diverse management experience primarily in aerospace and computer based electronic systems.

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after market parts and services.  The Company, founded in 1969, had approximately 2,325 employees and operates eighteen plants in North America and Europe as of March 31, 2011.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

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This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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